Filed Pursuant to Rule 433

Registration No. 333-130932

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

January 10, 2006

	2006 Series A Senior Notes	2006 Series B Senior Notes
Principal Amount:	$450,000,000	$550,000,000
Trade Date:	10-Jan-2006	10-Jan-2006
Settlement Date:	13-Jan-2006	13-Jan-2006
Final Maturity Date:	15-Jan-2016	15-Jan-2036
Call Provisions:	MW Call @ T+20bp	MW Call @ T+25bp
Expected Credit Ratings (Moody's/S&P):	A3(neg watch)/BBB(stable)	A3(neg watch)/BBB(stable)
Interest Payment Dates:	Jan 15 & Jul 15	Jan 15 & Jul 15
First Interest Payment Date:	15-Jul-2006	15-Jul-2006
Treasury Benchmark:	4.5% due Nov 2015	5.375% due Feb 2031
Benchmark Yield:	4.434%	4.615%
Spread to Benchmark:	+100 bp	+140 bp
Reoffer Yield:	5.434%	6.015%
Coupon:	5.400%	6.000%
Price to Public:	99.740%	99.792%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

JPMorgan	(212) 834 4533 (collect)
Lehman Brothers	(212) 526 9664 (collect)
Merrill Lynch & Co.	1 (800) 248 3580 (toll-free)